Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report dated March 25, 2013, relating to the consolidated financial statements of International Stem Cell Corporation and Subsidiaries, a development stage company, (which report includes an explanatory paragraph relating to the uncertainty of the Company’s ability to continue as a going concern) as of and for the years ended December 31, 2012 and 2011 and cumulatively for the period from January 1, 2011 to December 31, 2012, included in or made a part of this Amendment No. 3 to Registration Statement No. 333-184493 on Form S-1/A, and to all references to our Firm included in this Registration Statement.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

June 19, 2013